Exhibit 4.3
AMENDMENT DEED
DATE 27 November 2007
PARTIES
Sims Group Limited ABN 69 114 838 630 (Sims)
Mitsui Raw Materials Development Pty Limited ACN 124 181 531 (Mitsui)
RECITAL
The parties wish to amend the Principal Document in the manner set out in this document.
OPERATIVE PROVISIONS
1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this document.

Principal Document means the Top-Up Deed dated 2 April 2007 between Sims and Mitsui.

1.2	Terms used in Principal Document
(a)	A term (other than a term defined in clause 1.1) that is defined in the Principal Document (as amended by this document) has the same meaning in this document.

(b)	Clauses 1.2 and 3 of the Principal Document apply to this document.
2.	AMENDMENT

2.1	Amendment to Principal Document

The Principal Document is amended as follows
(a)	Insert a new clause 2.1 (a)(iii) as follows:
2.1(a)(iii)	For the purposes of this clause 2, the Aggregate Mitsui Group Shareholding shall be considered to be not less than 15% of the number of Shares on issue at the Relevant Time if the Aggregate Mitsui Group Shareholding would have been not less than 15% of the number of Shares on issue at the Relevant Time but for any dilution as a result of any issue of Shares referred to in sub-paragraphs (a)(i), (ii), (iii) and (iv) of the definition of “Diluting Event” occurring within the 12 months preceding the Relevant Time.
(b)	In clause 2.3(a), delete the words “10 Business Days” and replace them with “12 Business Days”.

(c)	Delete clause 2.4(b) and replace it with the following new clause 2.4(b):
2.4(b)	Top-Up Rights terminate

The Top-Up Rights terminate if at any time after commencement the Aggregate Mitsui Group Shareholding is less than 15% of the Shares on issue (“Termination Date”) unless the Aggregate Mitsui Group Shareholding would have been not less than 15% of the Shares on issue but for any dilution as a result of any issue of Shares referred to in sub-paragraphs (a)(i), (ii), (iii) and (iv) of the definition of “Diluting Event” occurring within the 12 months preceding the Termination Date.
2.2	Effect of amendment
(a)	Except as expressly amended by this document, the Principal Document is confirmed and remains in full force and effect.

(b)	This document amends the Principal Document with effect from the date of the Principal Document.

(c)	The Principal Document and this document will be read and construed as one document.
EXECUTED as a deed.
EXECUTED by Sims Group Limited:

/s/ Jeremy L. Sutcliffe Signature of director	/s/ Frank Moratti Signature of secretary

Jeremy L. Sutcliffe Name	Frank Moratti Name

EXECUTED by Mitsui Raw Materials Development Pty Limited:

/s/ Stephen Menzies Signature of director	/s/ Ian Williams Signature of director

Stephen Menzies Name	Ian Williams Name